Exhibit 10.2

ADAPTHEALTH CORP.

June 26, 2023

ELECTRONIC DELIVERY
Richard Barasch

Re:         Terms of Employment (Interim Chief Executive Officer)

Dear Richard,

On behalf of the Board of Directors (the “Board”) of AdaptHealth Corp. (the “Company”), I am pleased to present you with this letter (this “Letter”) setting forth the terms and conditions of your appointment as the Company’s Interim Chief Executive Officer (the “Interim CEO”). As discussed, you will commence serving as the Interim CEO on July 1, 2023 (the “Effective Date”) and will continue to serve in such role through August 31, 2023 (the “Transition Date” and the period from the Effective Date to the Transition Date being, the “Interim Period”) or such earlier date as determined by either you or the Board. During the Interim Period, you will report directly to the Board and will have duties and responsibilities typically associated with such title. You agree to observe and comply with all rules, regulations, policies and procedures applicable to the Company and its executives during the Interim Period. For the avoidance of doubt, nothing in this Letter affects your continued service as the Chair of the Board, which will continue until such time as you resign or are otherwise removed by the Company or its shareholders.

During the Interim Period, you will be paid a base salary at a rate of $262,500 per month (pro-rated for any partial month), which will be paid in accordance with the Company’s normal payroll practices and subject to withholdings as required by applicable law. In addition, promptly following the Effective Date, you will be granted restricted stock units (the “RSUs”) covering a number of shares of the Company’s common stock with a value on the date of grant of $175,000 (determined using the twenty (20)-trading day volume weighted average price as of the date immediately prior to the date of grant (consistent with the Company’s historic practices)) pursuant to the Company’s 2019 Stock Incentive Plan (the “Equity Plan”). The RSUs will be subject to the terms and conditions of an award agreement in a form reasonably acceptable to the Company’s Compensation Committee and provided to you on or prior to the date of grant and will vest on the Transition Date subject to your continuous employment through such date. Further, while you may technically be eligible to participate in certain welfare and retirement plans during the Interim Period, we understand that you do not intend to participate in any such plans during the Interim Period.

During the period commencing on September 1, 2023 and continuing through December 31, 2023 or such earlier date as your service on the Board terminates for any reason (such period, as the same may be extended upon mutual agreement between you and the Company, the “Transition Period”), you agree to, in your role as the Chair of the Board, actively assist with the transition of your duties and responsibilities as the Interim CEO to the Company’s new Chief Executive Officer (the “New CEO”) and to actively advise the New CEO and other members of the Company’s management team on all matters relating to the Company and its subsidiaries as may be reasonably requested from time to time. The parties expect that you will devote a majority of your business time to the Company during the Transition Period and, as a result, you will be paid a fee, payable in cash, at a rate of $175,000 per month during the Transition Period, such amount to be paid monthly in arrears.

For the avoidance of doubt, you shall not be eligible for any additional compensation for your role as a director (or Chair of the Board) during the Interim Period or the Transition Period, except that you will continue to vest in any currently outstanding equity awards in the ordinary course during the Interim Period, the Transition Period and any period thereafter during which you continue to serve on the Board. Following the Transition Period, you will again be entitled to receive your normal fees in connection with your continued service as a member (and Chair) of the Board.

By signing this Letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of the Interim CEO role and performance in such role will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.

This Letter forms the complete and exclusive statement of your appointment as Interim CEO, your additional service during the Transition Period and the compensation payable to you in connection during the Interim Period and the Transition Period. This Letter supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written Letter signed by you and a properly authorized officer of the Company (with the prior approval of the Board).

This Letter and your employment will be governed in all respects by the laws of the State of Delaware without regard to principles of conflicts of law. Each party submits to the jurisdiction of the federal and state courts located within the State of Delaware.

IN WITNESS WHEREOF, the undersigned parties have executed this Letter as of the date first written above.

ADAPTHEALTH CORP.

By:	/s/ Christopher Joyce
Name: Christopher Joyce
Title: General Counsel

AGREED AND ACCEPTED:

/s/ Richard Barasch
Richard Barasch